UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 30, 2005

DREAMS, INC.

(Exact name of registrant as specified in its charter)

Utah	000-30310	87-0368170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 South University Drive, Suite 325, Plantation, Florida	33324
(Address of principal executive offices)	(Zip Code)

(954) 377-0002

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of Direct Financial Obligations

Forbearance Agreement

Dreams, Inc.’s (the “Company”) credit facility with Merrill Lynch Business Financial Services (“MLBFS”), which as of December 31, 2004, had an outstanding balance of approximately $5.3 million, expired by its terms on November 30, 2004. MLBFS advised the Company that it did not intend to renew the line of credit facility. The Company on December 31, 2004 entered into a Forbearance Agreement with MLBFS pursuant to which MLBFS agreed to forbear from the exercise of its rights and remedies under its line of credit facility to permit the Company to pay the outstanding obligations over a period of time ending April 29, 2005, provided that the Company repays $1 million of outstanding indebtedness to MLBFS by March 31, 2005.

On March 30, 2005, MLBFS and the Company amended the Forbearance Agreement to permit the Company to repay the outstanding obligations over a period of time ending on May 15, 2005, provided that (i) to the extent the Company’s rights offering expires prior to May 15, 2005, the Company repays $1 million in partial payment of outstanding indebtedness to MLBFS upon the expiration of the rights offering, and (ii) the Company agrees to pay MLBFS a $60,000 exit fee if the Company fails to repay its outstanding obligations in full by May 15, 2005.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On April 5, 2005, at a special shareholder’s meeting, the Company’s shareholders approved an amendment to the Company’s Revised Articles of Incorporation to (i) increase the number of authorized shares of common stock from 100,000,000 to 500,000,000 and (ii) create 10,000,000 shares of “blank check” preferred stock.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits:

10.1	Extension of Forbearance Agreement, dated March 30, 2005 by and among Merrill Lynch Business Financial Services, Inc., Dreams Products, Inc., Dreams, Inc. and Dreams Franchise Corporation.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 5, 2005

DREAMS, INC.

By:	/s/ DAVID GREENE
David Greene Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Extension of Forbearance Agreement, dated March 30, 2005 by and among Merrill Lynch Business Financial Services, Inc., Dreams Products, Inc., Dreams, Inc. and Dreams Franchise Corporation.

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